Exhibit – (a)(1)(i)

BTU International, Inc.

Offering Memorandum Relating to

Our Offer to Exchange

Certain Outstanding Options to Purchase Common Stock

For

Replacement Options to Purchase Common Stock

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 9:00 a.m. EDT ON MAY 18, 2009

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

BTU International, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “BTU,” “our,” “us” and “we,” is offering our employees who hold outstanding options to purchase shares of our common stock and have a per share exercise price equal to or greater than $10.05, which we refer to as “Eligible Options,” to exchange them for new options to purchase a smaller number of shares of our common stock, determined as specified below, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “The Offer,” which begins on page 8.

Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the BTU International, Inc. 2003 Equity Incentive Plan, as amended, which we refer to as the “2003 Plan.” Replacement Options will be granted under the 2003 Plan upon the terms and subject to the conditions set forth in the 2003 Plan and the applicable option grant agreement as well as this offering memorandum. We will price the Replacement Options at the closing of the NASDAQ Global Markets (“NASDAQ”) trading day on May 15, 2009, unless we extend this Offer, and grant such Replacement Options on the expiration day of the Offer. Participation in the Exchange Program is voluntary. An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including April 20, 2009 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she is an active employee of BTU (other than our Chief Executive Officer), or a subsidiary of BTU, and holds Eligible Options (“Eligible Optionholders”).

We are offering to replace one Eligible Option with 0.4 Replacement Options (or on a 2.5-to-1 share basis). This means that each Replacement Option will cover 40% of the number of shares of BTU common stock as the surrendered Eligible Option. For example, if an option holder surrenders options for the purchase of 10,000 shares of common stock, he will receive new options for the purchase of 4,000 shares of common stock. In the event that 40% of the number of underlying shares is a fraction, the number of shares underlying the new options to be granted will be rounded to the next higher whole number.

If you are an Eligible Optionholder and you elect to exchange your Eligible Options, you must tender all of your Eligible Option grants that remain unexercised. Partial tenders are not permitted. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant that has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible Options that are accepted for exchange pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 9:00 a.m. EDT on May 18, 2009. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Optionholder before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its original terms. This will be the case even if the Company may have taken action to cancel the Eligible Option or issue a Replacement Option, and any Replacement Option will be void and of no force or effect if the tendering individual ceases to be an Eligible Optionholder before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, you do not withdraw your election, your election is accepted and you remain an Eligible Optionholder through the date we grant the Replacement Options, you will receive a Replacement Option grant under the 2003 Plan for each Eligible Option grant you have tendered for exchange on the terms discussed in this Offer. We expect the new grant date for the Replacement Options to be May 18, 2009, the day on which this Offer will expire, unless we extend this Offer.

Each Replacement Option will:

•	have a per share exercise price equal to the closing sale price for a share of the our common stock on the NASDAQ on May 15, 2009, unless we extend this Offer;

•	represent a number of shares equal to 40% of the number of shares covered by the Eligible Option in exchange for which it is granted;

•	vest and become exercisable with respect to one-third of the underlying shares of BTU common stock on each of the first, second and third anniversaries of the date of the Replacement Option grant;

•	have an exercise term of seven years from the date of the Replacement Option grant; and

•	be subject to the terms and conditions of the 2003 Plan and the applicable option grant agreement.

See “Risk Factors” beginning on page 7 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions that we describe in Section 7 (“Conditions of the Offer”), including the condition that our stockholders approve the proposal relating to this Offer at our Annual Meeting of Stockholders, scheduled for May 15, 2009. If our stockholders do not approve the proposal, we will not be able to proceed with the Offer and all Eligible Options tendered for exchange will remain outstanding and retain their existing terms.

Shares of our common stock are listed on the NASDAQ under the symbol “BTUI.” The historical prices at which our common stock has traded are described in Section 6 (“Price Range of Common Stock Underlying the Options”). On April 17, 2009, the closing sales price of our common stock as listed on NASDAQ was $3.26 per share.

IMPORTANT

If you wish to participate in the Exchange Program, an Election Form is included with this offering memorandum. Election Forms should be sent to BTU International, Inc.:

•	by regular mail to BTU International, Inc., Attn: Richard Flynn, Finance Manager, 23 Esquire Road, North Billerica, MA 01862;

•	by facsimile to Richard Flynn at 978-670-1533;

•	by e-mail, send a signed PDF of the Election Form to Richard Flynn at rflynn@btu.com; or

•	by inter-office mail to Richard Flynn in the Accounting Office.

To participate, your Election Form must be received by us no later than 9:00 a.m. EDT on May 18, 2009, unless this Offer is extended. Elections not received by BTU by 9:00 a.m. EDT on May 18, 2009, even if mailed prior to the Offer expiration time, will be disregarded. Accordingly, we recommend that you send your Election Form via facsimile or e-mail, or allow additional time for delivery via regular mail. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If you do not receive such confirmation from us by May 8 2009 or we receive your completed Election Form after May 8, 2009, please confirm receipt of your Election Form with Richard Flynn at 978 667-4111 (ext. 328) to avoid any lost Election Forms and the resulting lack of exchange of your options. It is your responsibility to ensure that we have received your Election Forms. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

If you have any questions about the election process, please send an e-mail directly to Richard Flynn at rflynn@btu.com or call (978) 667-4111 (ext. 328).

Nothing in this offering memorandum should be considered as a contract or guarantee of employment, wages or compensation.

Although our Board of Directors has approved the Exchange Program, consummation of the Offer is subject to the satisfaction or waiver of the conditions described in Section 7 (“Conditions of The Offer”), including without limitation, the condition that our stockholders approve the proposal relating to the Offer at our Annual Meeting of Stockholders scheduled for May 15, 2009. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Options in the Exchange Program. You must make your own decision whether to tender your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

Neither the U.S. Securities and Exchange Commission nor any state or non-U.S. securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1. Why are we conducting the Exchange Program?

Stock options are very important to BTU’s compensation program and philosophy. A substantial number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise prices were substantially higher than the trading price of BTU’s common stock. Because of this, the effectiveness of our equity incentive program is weakened and the retention value of our stock options is impaired. The Exchange Program has been designed to reinstate the retention and motivational value of our stock option program.

The Board believes that the Exchange Program will help reinstate the intended purpose of our equity incentive program, and ultimately build shareholder value. The Exchange Program will allow BTU to derive the maximum retention and motivation value from compensation costs that have already been incurred in issuing the Eligible Options. Without the Exchange Program, the return on the compensation costs of the Eligible Options would be insufficient to accomplish the intended purpose. In addition, the Exchange Program will also substantially reduce the total number of outstanding stock options. Although the exchange ratio, which has been set at 0.4 shares of Replacement Options for one share of Eligible Options based on the current stock price, is designed to result in no additional compensation cost to the Company, any additional cost would depend on the exercise price of the Replacement Options, which will depend on the market price of the common stock on May 15, unless we extend the Offer. We do not expect any additional compensation costs to be material in amount.

2. What is the Exchange Program?

The Exchange Program will allow Eligible Optionholders to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary. Each Eligible Optionholders can choose whether to keep his or her Eligible Options at the existing exercise prices or to exchange those options for Replacement Options for fewer shares at a lower exercise price. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

3. What are Eligible Options?

Eligible Options are those currently outstanding options to purchase BTU common stock from the Company under the 2003 Plan that (i) have a per share exercise price equal to or greater than $10.05 per share, and (ii) are held by Eligible Optionholders.

4. Who are Eligible Optionholders?

You will be eligible to participate in the Exchange Program if you hold Eligible Options and are employed at the Company through the date the Replacement Options are granted (currently expected to be May 18, 2009). The Company anticipates that the Exchange Program will be open to its U.S. and international employees. If you are not an Eligible Optionholder throughout the entire Eligibility Period, or cease to be an Eligible Optionholder at any time during the Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

5. Who is not eligible to participate in the Exchange Program?

Directors, including Paul J. van der Wansem, BTU’s Chief Executive Officer, and optionholders whose employment has terminated are not eligible to participate in the Exchange Program.

6. What are Replacement Options?

Replacement Options are the options that will be granted to Eligible Optionholders in exchange for tendered and accepted Eligible Options.

7. How are Replacement Option exercise prices different from the exercise prices of Eligible Options?

The exercise price of a Replacement Option will be the closing sale price of our common stock on the NASDAQ on May 15, 2009, unless we extend this Offer.

8. What is the exchange ratio of the Replacement Options?

The number of shares you will be able to acquire upon exercise of a Replacement Option will be equal to 40% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted. In the event that 40% of the number of underlying shares is a fraction, the number of shares underlying the new options to be granted will be rounded to the next higher whole number.

9. Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although the Board of Directors has approved making this Offer to you, neither BTU nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program.

10. May I tender some but not all of my Eligible Options?

No. If you are an Eligible Optionholder and elect to exchange your Eligible Options, you must tender all of your Eligible Options that remain unexercised. Partial tenders are not permitted.

11. Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

12. What happens if I leave BTU because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you cease to be an Eligible Optionholder for any reason at any time during the Eligibility Period, including on the date Replacement Options are granted (currently expected to be May 18, 2009), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

13. If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled and returned to the option pool available for issuance under the 2003 Plan at the time the Replacement Options are granted, which will be on the day on which the Offer expires, and exchanged for the Replacement Options.

14. What will happen to Eligible Options that I choose not to exchange?

Eligible Options that you choose not to exchange will remain outstanding and will retain their existing terms, including the existing exercise price, number of shares covered thereby and expiration date. In order to exchange your Eligible Options, you must tender all of your Eligible Options. You cannot choose to exchange some, but not all, of your Eligible Options, or a portion of any single Eligible Option grant.

15. Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants.

16. Are there any restrictions on when I can exercise any of the Replacement Options that are granted to me?

Yes. Each Replacement Option grant will become exercisable with respect to one-third of the underlying shares of BTU common stock on each of the first, second and third anniversaries of the date of the Replacement Option grant. Complete details on the vesting schedule for your Replacement Options will be set forth in the applicable option award agreement.

17. May BTU cancel this Offer?

BTU may decide to terminate this Offer at any time prior to the expiration of this Offer upon the occurrence of certain conditions which are described in Section 7 (“Conditions of the Offer”). If this Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made. BTU will promptly provide notice to all Eligible Optionholders of any such cancellation.

18. What are the conditions to this Offer?

This Offer is subject to a number of conditions, which are described in Section 7 (“Conditions of the Offer”), including the condition that the proposal to amend the 2003 Plan to allow this option exchange program is approved by our stockholders at our Annual Meeting of Stockholders scheduled for May 15, 2009. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum aggregate number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

19. How do I participate in the Exchange Program?

If you wish to participate in the Exchange Program, election instructions along with the required documentation to make your exchange election, including an Election Form, are included with this offering memorandum. Election Forms should be sent to BTU International, Inc.:

•	by regular mail to BTU International, Inc., Attn: Richard Flynn, 23 Esquire Road, North Billerica, MA 01862;

•	by facsimile to Richard Flynn at 978-670-1533;

•	by e-mail, send a signed PDF of the Election Form to Richard Flynn at rflynn@btu.com; or

•	by inter-office mail to Richard Flynn in the Accounting Office.

To participate, your Election Form must be received by us no later than 9:00 a.m. EDT on May 18, 2009, unless this Offer is extended. Elections not received by BTU by 9:00 a.m. EDT on May 18, 2009, even if mailed prior to the Offer expiration time, will be disregarded. Accordingly, we recommend that you send your Election Form via facsimile or e-mail, or allow additional time for delivery via regular mail. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If you do not receive such confirmation from us by May 8, 2009 or we receive your completed Election Form after May 8, 2009, please confirm receipt of your Election Form with Richard Flynn at rflynn@btu.com to avoid any lost Election Forms and the resulting lack of exchange of your options. It is your responsibility to ensure that we have received your Election Forms. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

If you have any questions about the election process, please send an e-mail directly to Richard Flynn at rflynn@btu.com or call (978) 667-4111 (ext. 328).

You do not need to submit your election if you do not wish to exchange your Eligible Options.

20. How will I know that BTU received my election?

We will send you a confirmation by e-mail after we receive your completed Election Form, if we receive your completed Election Form by May 8, 2009. If you do not receive a confirmation or we receive your completed Election Form after May 8, 2009, please contact Richard Flynn at 978 667-4111 (ext. 328) or rflynn@btu.com to confirm receipt of your Election Form. It is your responsibility to confirm that your Election Form has been received.

21. How will I know my options were exchanged?

You will receive a final confirmation notice via e-mail within 2 business days of the expiration of the Offer. The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their exercise price.

22. How do I obtain information about all of my existing stock options?

We will e-mail each employee a list of current options that are eligible for this exchange program. Your current outstanding stock option information is also available by contacting Richard Flynn at 978 667-4111 (ext. 328) or rflynn@btu.com

Unless we extend this Offer, promptly after the close of trading on the NASDAQ on May 15, 2009, you will receive an e-mail setting forth the closing price of the Company’s common stock on May 15, 2009. The e-mail will also contain a chart which will set forth, for each group of Eligible Option grants having the same exercise price, (i) the exercise price of the Replacement Option grants for which such Eligible Option grants can be exchanged and (ii) the number of shares that will be covered by the Replacement Option grants for which such Eligible Option grants can be exchanged. We recommend that you review and consider this information prior to the expiration time of the Offer (9:00 a.m. EDT on May 18, 2009, unless extended by us).

23. Must I submit my Eligible Option grant documents with my election?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

24. What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 9:00 a.m. EDT on May 18, 2009, unless we extend this Offer. This means that your election must be received by us before that time. Elections can be submitted by any one of the permitted methods set forth in the answer to Question 19.

25. What will happen if my election is not received as required by the deadline?

If your election is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares. Accordingly, we recommend that you send your Election Form via facsimile or e-mail, or allow additional time for delivery via regular mail.

26. May I withdraw or change my election?

You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 9:00 a.m. EDT on May 18, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

27. How do I withdraw or change my election?

To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 19, and we must receive the replacement Election Form to withdraw or change your election before the expiration of this Offer at 9:00 a.m. EDT on May 18, 2009, or such later date to which this Offer may be extended. It is your responsibility to confirm that we have received your properly submitted replacement Election Form before the expiration of this Offer. In all cases, the last Election Form properly submitted and received prior to the expiration of this Offer will prevail.

28. If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

No. If you were issued more than one Eligible Option grant and elect to participate in the Exchange Program, you must make a single election for all grants, which must include the entire unexercised portion of all grants. Partial exchanges of a single Eligible Option grant are not permitted.

29. May I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options may be exchanged (and must be exchanged, together with all other Eligible Options, if you choose to tender any of your Eligible Options for exchange).

30. May I exchange both the vested and unvested portions of an Eligible Option?

Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested.

31. When will I be able to view my Replacement Option grant documents?

We will grant the Replacement Options on the day on which the Offer expires and at the same time as the Eligible Options you tendered to exchange are cancelled. If this Offer expires on May 18, 2009, we would expect to grant the Replacement Options on May 18, 2009. Grant documents for the Replacement Options will be made available within approximately 10 business days thereafter.

32. What if my employment with BTU ends after the date the Replacement Options are granted?

If your employment with BTU ends for any reason after the date Replacement Options are granted to you, your rights to exercise the Replacement Options will be subject to the terms and conditions of the 2003 Plan and the award document governing your Replacement Options. Please consult the 2003 Plan and your award documents for additional information regarding your rights upon termination of your employment with BTU.

33. After I receive Replacement Options, what happens if my Replacement Options end up underwater?

Unless we extend this Offer, Replacement Options will be granted with exercise prices that are equal to the closing per share sale price of BTU’s common stock on May 15, 2009. We provide no assurance as to the price of our common stock at any time in the future. We have no expectation of any future exchange of stock options to account for future price movement of BTU stock. See the “Risk Factors” section that appears after this Summary Term Sheet.

OTHER IMPORTANT QUESTIONS

34. Are there any tax consequences to my participation in the Exchange Program?

If you are a U.S. taxpayer, under current law, you should not recognize income for U.S. federal income tax purposes either by reason of a relinquishment of exchanged Eligible Options or by reason of the grant of Replacement Options. You are urged to review carefully the brief summary information in Section 13 (“Material U.S. Federal Income Tax Consequences”) below regarding other possible U.S. federal income tax consequences of participating in the Offer, including the U.S. federal income tax consequences associated with a later exercise of any Replacement Options, and to consult your personal tax advisor with any questions you may have regarding other tax consequences of participating in the Exchange Program that may be relevant to your individual circumstances. All Replacement Options will be non-qualified options for U.S. federal tax purposes.

If you participate in the Exchange Program and are subject to tax in China, please refer to Schedule A of this document for a brief summary description of certain material tax and social insurance consequences and other restrictions that may apply to you under current law. You are also urged to consult with your personal tax advisor with any questions you may have regarding other tax consequences of participating in the Exchange Program that may be relevant to your individual circumstances.

If you are a resident of or subject to the tax laws in a country other than the U.S. or China or in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

35. How should I decide whether or not to participate?

The decision to participate must be each Eligible Optionholder’s personal decision, and it will depend largely on each Eligible Optionholder’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

36. Are there risks that I should consider in deciding whether to exchange my Eligible Options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion in the “Risk Factors” section that appears after this Summary Term Sheet.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer. If you submit an election indicating your decision to participate in the Offer prior to the Expiration Time (as defined in Section 1 below), you should consider these risks and uncertainties prior to the Expiration Time so that based upon circumstances at that time you can determine whether it is appropriate for you to withdraw from participating in the Offer before it is too late to withdraw.

Risks Related to This Offer

Any Replacement Option you receive in the Offer will be subject to additional vesting than the vesting that applies to the related Eligible Option you are surrendering, which means you may be vested in fewer option shares at the time your employment with us terminates.

If you elect to participate in this Offer, the vesting of each Replacement Option issued to you will be subject to a three-year annual vesting schedule. This means that you will be required to continue working for BTU for three years after the date on which your Replacement Option is granted in order to be fully vested in the Replacement Option. If your employment terminates for any reason between the Replacement Option grant date and the third anniversary of such grant date, you will forfeit the then-unvested portion of your Replacement Option. In addition, the unvested portion of your Replacement Option may terminate under certain other circumstances prior to its being fully vested.

You should carefully consider the relative benefit to you of the vesting your Eligible Options have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrender, you could conclude that it would have been preferable to have retained the Eligible Option with its higher price and greater amount of accrued vesting rather than have tendered it for the new lower-priced Replacement Option with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of BTU. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the Replacement Options or thereafter.

Your cancelled Eligible Options may be worth more than the Replacement Options that you receive in exchange for them.

If you tender your Eligible Options for exchange, you will receive Replacement Options entitling you to purchase a smaller number of shares of our common stock than you would have been entitled to purchase under your Eligible Options. It is possible that the total value of the Eligible Options you surrender will be greater than the total value of the Replacement Options you receive in exchange for such Eligible Options. Once you have tendered your Eligible Options and we have accepted them for exchange, there will be no way to return your surrendered Eligible Options to you even if the total fair market value of the Replacement Options is lower, or subsequently becomes lower, than the total fair market value of your Eligible Options at the time of the exchange.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also the other information provided in this Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

SECTION 1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2003 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 (“Withdrawal Rights”) before the “Expiration Time,” as we have defined this term below. An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes April 20, 2009 through the date the Replacement Options are granted, he or she is an active employee or executive officer of BTU (excluding the Chief Executive Officer) and holds Eligible Options. Even if you are an Eligible Optionholder when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Optionholder throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

This Offer’s expiration time is 9:00 a.m. EDT on May 18, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open (such date and time, as extended, the “Expiration Time”). If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 (“Extension of Offer; Termination; Amendment”) for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to participate in the Exchange Program, you must exchange all of the Eligible Option grants you hold, and you must exchange the entire unexercised portion of each individual Eligible Option grant. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender Eligible Option grants that are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire a number of shares equal to 40% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted. In the event that 40% of the number of underlying shares is a fraction, the number of shares underlying the new options to be granted will be rounded to the next higher whole number. The number of shares is subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2003 Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer.

Unless prevented by law or applicable regulations, each Eligible Option grant accepted for exchange and cancelled will be replaced with a Replacement Option issued under the 2003 Plan. The exercise price of each Replacement Option grant will be equal to the closing sale price of the Company’s common stock on the NASDAQ on May 15, 2009, unless we extend this Offer. Each Replacement Option will become exercisable with respect to one-third of the underlying shares of BTU common stock on each of the first, second and third anniversaries of the date of the Replacement Option grant. All Replacement Options will be non-qualified stock options for U.S. federal income tax purposes.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. NOTHING IN THIS OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF BTU. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE REPLACEMENT OPTIONS OR THEREAFTER. IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE REPLACEMENT OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

SECTION 2. Purpose of the Offer.

Stock options for employees are very important to BTU compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price is higher than the current trading price of BTU stock. Because of this, the effectiveness of our equity incentive program is weakened and the retention value of our outstanding stock options is impaired. The Exchange Program has been designed to improve the retention and motivational value of our stock option program.

Neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum and consult your own financial and tax advisors. You must make your own decision whether to elect to exchange your options.

SECTION 3. Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to BTU International, Inc. by one of the following methods:

•	by regular mail to BTU International, Inc., Attn: Richard Flynn, 23 Esquire Road, North Billerica, MA 01862;

•	by facsimile to Richard Flynn at 978-670-1533;

•	by e-mail, send a signed PDF of the Election Form to Richard Flynn at rflynn@btu.com; or

•	by inter-office mail to Richard Flynn in the Accounting Office.

To participate, your Election Form must be received by us no later than 9:00 a.m. EDT on May 18, 2009, unless this Offer is extended. Elections not received by BTU by 9:00 a.m. EDT on May 18, 2009, even if sent prior to the Offer expiration time, will be disregarded. You will receive a confirmation by e-mail after our receipt of your completed Election Form, confirming our acceptance of your properly tendered Eligible Options, if we receive your completed Election Form by May 8, 2009. If you do not receive a confirmation or we receive your completed Election Form after May 8, 2009, please contact Richard Flynn at 978 667-4111 (ext. 328) or rflynn@btu.com to confirm receipt of your Election Form. It is your responsibility to confirm that your Election Form has been received.

If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms. The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us. Accordingly, we recommend that you send your Election Form via facsimile or e-mail, or allow additional time for delivery via regular mail.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither BTU nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (9:00 a.m. EDT on May 18, 2009). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must request a replacement Election Form and submit it in the same manner set forth in Section 3 (“Procedures for Electing to Exchange Options”). We must receive the replacement Election Form before the Expiration Time. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. Since partial tenders are not permitted, if you withdraw an Eligible Option grant, you must withdraw all Eligible Option grants. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3 (“Procedures for Electing to Exchange Options”).

Neither BTU nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7 (“Conditions of the Offer”), and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the day of the expiration of this Offer. Grant documents for the Replacement Options will be made available within 10 days thereafter.

If you cease to be an Eligible Optionholder at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail.

The option pool available for issuance under the 2003 Plan will be increased by the number of Eligible Options that are accepted for exchange and canceled by BTU and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program.

SECTION 6. Price Range of Common Stock Underlying the Options.

Our common stock is listed on the NASDAQ under the symbol “BTUI.” The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as listed on the NASDAQ.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$12.15	$9.56
Second Quarter	$14.10	$10.09
Third Quarter	$15.62	$11.04
Fourth Quarter	$15.04	$12.28
Fiscal Year Ended December 31, 2008
First Quarter	$14.40	$8.65
Second Quarter	$12.96	$9.10
Third Quarter	$12.43	$8.67
Fourth Quarter	$10.22	$3.02
Fiscal Year Ending December 31, 2009
First Quarter	$4.65	$2.86
Second Quarter (through April 17, 2009)	$3.39	$3.10

As of April 16, 2009, options to purchase 1,000,105 shares of our common stock were granted and outstanding under the 2003 Plan. Of these options, Eligible Optionholders held Eligible Options to purchase a total of 478,100 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Optionholders represent approximately 4.5% of the total shares of our common stock outstanding as of April 16, 2009, including shares subject to options granted and outstanding under the 2003 Plan. The closing price of our common stock as listed on the NASDAQ was $ 3.26 on April 17, 2009. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of the Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange. We will terminate this Offer immediately if BTU stockholders do not approve the proposal to amend the 2003 Plan to allow the implementation of this Offer at the 2009 Annual Meeting of Stockholders. In addition, we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to certain limitations, if at any time on or after April 20, 2009 and prior to the Expiration Time any of the following events has occurred, or in our reasonable judgment based on consideration of objective criteria, has been determined by us to have occurred, or is likely to occur:

a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

i.	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

ii.	delay or restrict our ability, or render us unable, to accept for exchange or cancel some or all of the Eligible Options tendered for exchange or issue Replacement Options in exchange therefor; or

iii.	materially and adversely affect the business, condition (financial or otherwise), income or operations of BTU and its subsidiaries;

c)	there shall have occurred:

i.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

ii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

iii.	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

iv.	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment based on consideration of objective criteria, might affect, the extension of credit to us by banks or other lending institutions in the United States;

v.	any significant increase or decrease in the market price of the shares of our common stock;

vi.	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise) or operations of BTU or on the trading in our common stock; or

vii.	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

i.	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 20, 2009;

ii.	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 20, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

e)	any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income or operations of BTU that, in our reasonable judgment based on objective criteria, have or may have a material adverse effect on BTU.

The conditions to this Offer are for our benefit. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. If a condition is triggered and we decide to proceed with the Offer, we may be required to extend the Offer and circulate new disclosure to Eligible Optionholders depending on the materiality of the waived condition. However, the waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of BTU common stock under the 2003 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be equal to 40% of the number of shares you would have been able to acquire upon exercise of the Eligible Option in exchange for which such Replacement Option is granted. In the event that 40% of the number of underlying shares is a fraction, the number of shares underlying the new options to be granted will be rounded to the next higher whole number. The number of shares is subject to adjustments for any stock splits, stock dividends and similar events affecting BTU common stock, in accordance with the terms of the 2003 Plan pursuant to which the Replacement Option is granted. The option pool available for issuance under the 2003 Plan will be increased by the number of Eligible Options that are accepted for exchange and canceled by BTU and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program.

Terms of Replacement Options. The terms of each Replacement Option will be consistent with the standard terms of Eligible Options granted under the 2003 Plan. However, without regard to the vesting schedule of the Eligible Options currently held by each Eligible Optionholder, each Replacement Option grant will vest with respect to one-third of the underlying shares of BTU common stock on each of the first, second and third anniversaries of the date of the Replacement Option grant. The terms and conditions of your Replacement Options are set forth in the 2003 Plan and your individual option agreement. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the 2003 Plan under which they will be granted, and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2003 Plan document and your individual option agreement. Additional information regarding the 2003 Plan may be found in the definitive proxy statement for our 2009 Annual Meeting of Stockholders. Copies of these documents are available by emailing rflynn@btu.com or calling (978) 667-4111 (ext. 328).

Exercise. You may exercise the vested portion of your Replacement Options at any time in accordance with their vesting schedule. Except as noted below, if your active employment with BTU terminates prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option that is not vested. If your employment with BTU ends for any reason after the date Replacement Options are granted to you, your rights to exercise the Replacement Options will be subject to the terms and conditions of the 2003 Plan and the award document governing your Replacement Options.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 (“Material U.S. Federal Tax Consequences”) for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer and Schedule A for a discussion of the material tax and social insurance consequences in China under this Offer and grant of Replacement Options. You are also urged to consult with your personal tax advisor with any questions you may have regarding other tax consequences of participating in the Exchange Program that may be relevant to your individual circumstances.

Registration and Sale of Option Shares. All shares of BTU common stock issuable upon exercise of options granted under the 2003 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of BTU, you will be able to sell your option shares free of any transfer restrictions under the Securities Act of 1933.

The statements in this offering memorandum concerning the 2003 Plan and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the 2003 Plan. Copies of the 2003 Plan and its related prospectus are available by emailing rflynn@btu.com or calling (978) 667-4111 (ext. 328).

SECTION 9. Information Concerning BTU International, Inc.

General. Founded in 1950 and headquartered in Billerica, Massachusetts, we are a market-leading, global supplier of primarily advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment and processes are used in the production of solar cells, nuclear fuel and fuel cells, as well as in printed circuit board assembly and semiconductor packaging.

Our customers require high throughput, high yield and highly reliable thermal processing systems with tightly controlled temperature and atmospheric parameters. In the solar market, BTU offers processing equipment for both silicon and thin film photovoltaics. In thin film photovoltaics, BTU’s equipment is used for both the CIGS and CdTe processes. Silicon photovoltaic applications are served by BTU’s metallization furnaces and in-line diffusion systems. Also in alternative energy, our customers use our thermal systems for the processing of nuclear fuel and the manufacturing of fuel cells. Our convection solder reflow systems are used to attach electronic components to the printed circuit boards, primarily in the advanced, high-density, surface mount segments of this market. In the semiconductor market, we participate in both wafer level and die level packaging, where our thermal processing systems are used to connect and seal integrated circuits into a package.

We deliver a broad range of thermal processing systems to serve the needs of manufacturers that require high throughput, process yields and reliability with tightly controlled process parameters. Our processes and systems are designed to enable our customers to increase throughput and yield for solar cell processing, nuclear fuel sintering and electronics assembly by providing precise atmospheric and temperature control. In addition to the expected high performance of our products, we believe maintaining the quality standards of our organization and our worldwide service and support are important to our success with industry leading global manufacturers.

Our address is 23 Esquire Road, North Billerica, Massachusetts 01862 and our telephone number is 978-667-4111.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. See Section 17 (“Additional Information”) for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11 (“Status of Eligible Options Acquired by us in the Offer; Accounting Consequences of the Offer”).

The following table sets forth selected consolidated financial data at and for each of the two fiscal years ended December 31, 2007 and December 31, 2008.

Summary Consolidated Income Statements and Balance Sheets (amounts in thousands, except share and per share data):

	Fiscal Year Ended
	December 31, 2008	December 31, 2007
Net sales	$72,266	$63,723
Cost of goods sold	41,542	36,337
Gross profit	30,724	27,386
Selling, general and administrative	23,168	19,009
Research, development and engineering	7,273	5,658
Operating income	283	2,719
Interest income	354	909
Interest expense	(697)	(602)
Foreign exchange gain (loss)	40	(478)
Other income	2	106
Income (loss) before provision for income taxes	(19)	2,654
Provision for income taxes	1,077	706
Net income (loss)	$(1,096)	$1,948
Income (loss) per share:
Basic	$(0.12)	$0.21
Diluted	$(0.12)	$0.20
Weighted average number of shares outstanding:
Basic shares	9,375	9,297
Diluted shares	9,375	9,544

	Fiscal Year Ended
	December 31, 2008	December 31, 2007
Cash and cash equivalents	$27,464	$25,065
Working capital	50,120	50,565
Total assets	71,315	69,512
Total liabilities	21,735	20,577
Stockholders’ Equity	49,580	48,935

At December 31, 2008, the book value of the Company’s common stock was $5.33 per share.

Ratio of Earnings to Fixed Charges. The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal years ended
(dollars in thousands)	December 31, 2008	December 31, 2007
Income (Loss) before provision for income taxes	$(19)	$2,654
Fixed charges	798	662

Earnings as defined	$779	$3,316

Fixed charges (1):
Interest expense	$697	$602
Portion of rental expense representative of interest	101	60

Total fixed charges	$798	$662
Ratio of earnings to fixed charges	.98x	5.1x

(1)	Fixed charges are determined as defined in instructions for Item 503 of Regulation S-K and include interest expense and our estimate of interest included in rental expense

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

As of April 16, 2009, our directors and executive officers (9 persons) as a group held Eligible Options outstanding under the 2003 Plan to purchase a total of 123,000 shares of our common stock with a weighted average exercise price of $ 11.88. This number represented approximately 12.3% of the shares subject to all options outstanding under the 2003 Plan as of April 16, 2009.

The following table sets forth the beneficial ownership of outstanding options to purchase BTU common stock as of April 16, 2009 by BTU executive officers. Directors of BTU, including Paul J. van der Wansem, BTU’s Chief Executive Officer, are not eligible to participate in this Offer.

Name of Beneficial Owner*	Title	Shares Subject to Options Beneficially Owned	Weighted Average Exercise Price Per Share of Eligible Options	Percentage of Total Options Outstanding that are Eligible Options
Paul van der Wansem	Chief Executive Officer	256,500	$9.54	0%
Thomas P. Kealy	Vice-President, Chief Accounting Officer and Corporate Controller	61,375	$9.39	71.7%
James M. Griffin	Vice-President, Sales and Service and Corporate Officer	67,500	$8.76	65.2%
John J. McCaffrey	Vice-President, Operations and Engineering and Corporate Officer	50,000	$10.35	70.0%
Peter J. Tallian	Chief Financial Officer	20,000	$3.24	0%
Joseph F. Wrinn	Director	19,585	$8.23	0%
John E. Beard	Director	20,486	$8.16	0%
G. Mead Wyman	Director	17,662	$9.21	0%
J. Samuel Parkhill	Director	21,585	$8.16	0%
All executive officers as a group (9 persons)		534,693	$9.10	23.0%

*	The business address for each executive officer and director is BTU International, Inc., 23 Esquire Road, North Billerica, MA 01862, and the business telephone for each executive officer and director is (978) 667-4111.

Other than the transactions described below, there were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to April 20, 2009:

•	Peter J. Tallian was granted options to purchase 20,000 shares of common stock on April 6, 2009.

•	On April 1, 2009, each of Joseph F. Wrinn, John E. Beard, G. Mead Wyman and J. Samuel Parkhill were granted options to purchase 2,252 shares of common stock.

•	On March 3, 2009, J. Samuel Parkhill purchased 1,000 shares of common stock.

For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 22 of our definitive proxy statement for our 2009 Annual Meeting of Stockholders which was filed on April 17, 2009.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or our definitive proxy statement for our 2009 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The number of options available for issuance under the 2003 Plan will be increased by the number of cancelled Eligible Options and will be reduced by the number of Replacement Options granted pursuant to the Exchange Program. The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment. Under modification accounting, the excess of the fair value of a Replacement Option over the fair value of the cancelled stock option re-measured at the grant date of the Replacement Option (first business day after the expiration of this Offer) is considered incremental stock compensation. The incremental stock compensation is added to the stock compensation not yet expensed for the cancelled stock option. This combined total stock compensation is then expensed over the vesting or service period of the Replacement Option. Since the values of the Replacement Options and the surrendered Eligible Options cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of the expense that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 (“Conditions of the Offer”) of this offering memorandum.

SECTION 13. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THE ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the law as in effect and as interpreted on the date of this Offer. Both the applicable law and interpretations of the law may change, possibly with retroactive effect. This summary does not discuss all of the tax consequences (for example, other federal taxes, or state and local taxes) that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In particular, this section does not address any non-U.S. tax consequences of the Exchange Program. For a general summary of certain material tax and social insurance consequences and other information of the Exchange Program for Eligible Optionholders subject to tax in China, please refer to Schedule A.

The following summary of U.S. federal income tax consequences assumes that the Eligible Options are treated as exempt from the application of the U.S. Internal Revenue Code’s “nonqualified deferred compensation” rules and that the exchange contemplated by the Offer will be respected as a transaction that is consistent with that exemption. If either of these assumptions is not correct, the exchange of Eligible Options for Replacement Options may result in adverse tax consequences to you.

If you exchange Eligible Options for Replacement Options, neither the relinquishment of the Eligible Options nor the grant of the Replacement Options will result in currently taxable income to you. All Replacement Options will be nonqualified options for U.S. federal tax purposes and not “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code. However, when you exercise a Replacement Option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation subject to withholding. We will generally have available to us a deduction equal to the amount of compensation income taxable to you.

Any gain or loss recognized upon a subsequent sale of shares acquired pursuant to the exercise of a Replacement Option generally will be a capital gain or loss. The amount of any such gain or loss will equal the difference between the sale price and your tax basis in the acquired shares. In general, your tax basis in the acquired shares will equal the amount you paid for the shares plus the ordinary income recognized upon exercise and any recognized capital gain or loss will be treated as long term if you held the shares for more than one year following exercise of the option.

We will withhold all required U.S. local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to the exercise of a non-qualified stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Additional U.S. federal income tax rules may limit the deductibility of compensation attributable to stock options that are accelerated in connection with a change in control of the employer and may impose an additional excise tax on the value of any such accelerated options, where the value of the accelerated option that is treated as contingent on the change in control, when added to other amounts that are treated as contingent on the change in control, exceeds certain limits.

Section 162(m) of the U.S. Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than the chief financial officer) who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” All Replacement Options when granted will be designed to qualify as performance-based compensation and the compensation recognized in connection with their exercise should be deductible by us under Section 162(m).

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX

CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE PROGRAM. IN ADDITION, IF YOU ARE A RESIDENT OF A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. A SUMMARY OF THESE CONSEQUENCES FOR ELIGIBLE OPTIONHOLDERS SUBJECT TO TAX IN CHINA IS DISCUSSED IN SCHEDULE A. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 (“Conditions of the Offer”) of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 (“Conditions of the Offer”) of this offering memorandum by giving written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement.

If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 (“Conditions of the Offer”) of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment by filing with the SEC. In the case of an extension, the amendment will be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a filing with the SEC.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least ten business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer.

SECTION 16. Corporate Plans, Proposals and Negotiations.

We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with BTU or with existing members of management for changes in positions, responsibilities or compensation. We also enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets and incur indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer or in our filings with the SEC that are incorporated by reference in this offering memorandum, as described under “Additional Information,” as of the date of this offering memorandum, we have no plans, proposals or negotiations that relate to or would result in:

a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

b)	any purchase, sale or transfer of a material amount of our assets;

c)	any material change in our indebtedness or capitalization;

d)	any change in our present Board of Directors or executive officers;

e)	any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

f)	any other material change in our corporate structure or business;

g)	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

j)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

k)	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

SECTION 17. Additional Information.

We recommend that, in addition to this offering memorandum and the information regarding your Eligible Options made available or by emailing rflynn@btu.com or calling (978) 667-4111 (ext. 328), you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options:

a)	BTU International, Inc.’s Annual Report on Form 10-K, for the period ended December 31, 2008 (File No. 000-17297), filed with the SEC on March 16, 2009.

b)	BTU International, Inc.’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the SEC on April 17, 2009.

c)	BTU International, Inc.’s registration statement on Form S-8 File No. 333-155963 (registering 450,000 shares to be issued under the 2003 Plan), filed with the SEC on December 5, 2008 and File No. 333-125924 (registering 700,000 shares to be issued under the 2003 Plan), filed with the SEC on June 17, 2005.

d)	Description of our common stock contained in our registration statement on Form S-3, File No. 333-1978111, filed with the SEC on December 4, 2007.

In addition, prior to the Expiration Time, we plan to file our Quarterly Report on Form 10-Q for the period ended March 31, 2009, and we will amend this offer to purchase to incorporate by reference the information in that report.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is listed on the NASDAQ under the symbol “BTUI”

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

BTU International, Inc.

Attention: Richard Flynn

23 Esquire Road

North Billerica, Massachusetts 01862

or by emailing rflynn@btu.com or by telephoning (978) 667-4111 (ext. 328).

The information contained in this offering memorandum about BTU should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 18. Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.

This Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS OFFER.

BTU International, Inc.

April 20, 2009

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CHINA

The following discusses the material tax consequences of participating in the exchange of Eligible Options and the grant of Replacement Options pursuant to the Exchange Offer for Eligible Optionholders. This discussion is based on the tax law, regulations and tax circulars issued by the PRC tax authorities (collectively, the “Tax Laws”) in effect in China (PRC) as of April 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be PRC tax advice to Eligible Optionholders. Please note that Tax Laws in China (PRC) change frequently and occasionally new Tax Laws may become effective retroactively. As a result, the information contained in this discussion may become out of date when you are granted the Replacement Options, exercise the Replacement Options or sell shares acquired at exercise of the Replacement Options.

If you are a citizen or resident of more than one country, or are considered a tax resident of more than one country for purposes of personal income taxation, the information contained in this discussion may not be applicable to you, and we urge you to seek appropriate professional advice as to how the PRC tax or other laws would apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to PRC individual income tax as a result of the exchange of Eligible Options for the Replacement Options, as (A) you would not realize any gain from the exchange of Eligible Options for the Replacement Options; and (B) the act of exchange of Eligible Options for the Replacement Options is not an exercise of stock options.

Grant of Replacement Options

You likely will not be subject to individual income tax when the Replacement Options are granted to you unless the Replacement Options are transferable and there is an established market for trading such options.

Exercise of Replacement Options and Sale of Shares

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your Replacement Options. You will receive cash proceeds equal to the difference between the sales price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees payable by you or paid on your behalf. You will not be entitled to hold any shares of BTU.

You will be subject to individual income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You also may be subject to social insurance contributions on the spread.

Withholding and Reporting

Your employer is required to withhold, and pay to the appropriate tax authorities on your behalf, the individual income tax when you exercise or sell your Replacement Options. Your employer may also be required to withhold social insurance contributions if it is of the opinion that social insurance legislation requires withholding of such contributions. You are responsible for paying any difference between the actual tax liability and the amount withheld.